Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

•            Fourth quarter sales of $480 million, up 32% year-over-year

•            Fiscal year 2011 sales of $1.776 billion, up 35% year-over-year

•            Fourth quarter diluted earnings per share from continuing operations of $0.55 ($0.05 per diluted share of tax benefit), up 77% year-over-year

•            Fiscal year 2011 diluted earnings per share from continuing operations of $1.81, up 50% year-over-year

•            Fourth quarter cash flow from operations of $49 million; fiscal year 2011 cash flow from operations of $109 million

WOOD DALE, ILLINOIS (July 6, 2011) — AAR (NYSE: AIR) today reported record sales of $479.8 million in its fourth quarter of fiscal year 2011 and record income from continuing operations of $22.7 million, or $0.55 diluted earnings per share. For the fourth quarter of its last fiscal year, the Company reported sales of $364.8 million and income from continuing operations of $11.9 million, or $0.31 diluted earnings per share.

For the Company’s fiscal year 2011, sales were a record $1.776 billion, a 35% increase versus the prior year, and income from continuing operations was a record $73.1 million, or $1.81 per diluted share compared with $1.21 per diluted share for fiscal year 2010.

Sales to commercial customers increased 25% compared to the fourth quarter of last year and 24% for all of fiscal year 2011. The sales growth was driven by improved industry conditions and market share gains. The Company saw an increase in demand for spare parts and equipment, and annual hours sold at its airframe maintenance facilities exceeded three million hours for the first time as the Company added new customers and won additional work from existing customers. Additionally, the Company experienced double-digit sales growth to international customers.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Sales to defense customers increased 38% in the fourth quarter and were up 46% for the fiscal year.  The sales growth was attributable to strength at the Company’s Defense Logistics business and performance at AAR Airlift, which was acquired approximately mid-way through the fourth quarter of last year. The Company’s industry leading Mobility Products business also had a strong year, while at lower levels than the prior year.

Commenting on fiscal year 2011, David P. Storch, Chairman and Chief Executive Officer of AAR CORP. stated, “I am very proud of the exceptional results that our team produced in fiscal year 2011.  Sales growth to commercial customers for the year was 24%, far outpacing the overall growth rate for the industry as we benefitted from investments made in anticipation of the commercial market recovery. Strong organic growth and the acquisition of AAR Airlift spurred the growth in sales to our government and defense customers.  We also made significant progress with our integration and re-branding efforts at AAR Airlift, including the deployment of 14 additional aircraft for new business awarded since we closed on the acquisition. Further, I am pleased with the steady improvement in our overall operating margin, which increased from 6.9% in the fourth quarter of last year to 8.2% this year.”

During the fourth quarter, the Company sold substantially all of the assets of a non-strategic product line within the MRO segment. Proceeds from the sale were $10 million cash paid at closing, and the net carrying value of the assets sold were $4.1 million, resulting in a pre-tax gain on sale of product line of $5.9 million.

Also during the fourth quarter of fiscal year 2011, the Company and its joint venture partners entered into negotiations and subsequently signed letters of intent to sell five aircraft from its leased aircraft portfolio for delivery in fiscal year 2012.  Two of these aircraft are wholly-owned and three are owned through joint ventures.  Collectively, the disposition of these five aircraft is expected to generate approximately $25 million in net cash proceeds to the Company during fiscal year 2012.  The Company recorded a $5.4 million pre-tax impairment charge during the fourth quarter to reduce the carrying value of one of the wholly-owned aircraft expected to be sold, to its net realizable value.

Consolidated gross profit margin was 17.0% for the fourth quarter compared to 18.3% last year.  Excluding the impact of the aircraft impairment charge discussed above, the fourth quarter fiscal year 2011 gross profit margin was 18.1%. Selling, general and administrative expenses increased $7.4 million for the quarter, to $49.0 million.  The increase in selling, general and administrative expenses over the prior year was primarily due to SG&A at AAR Airlift, which included $2.2 million of relocation expenses as the move to its new Florida location was substantially completed.  SG&A expenses as a percentage of sales declined to 10.2% compared to 11.4% in the year ago period.

Cash flow from operations was $48.7 million in the fourth quarter. Net interest expense increased $0.9 million primarily due to higher average outstanding borrowings compared to last year.  The effective income tax rate was 27.5% versus 36.4% a year ago. During the fourth quarter, the Company recorded a net $2.3 million ($0.05 per diluted share) tax benefit, which was primarily the result of a favorable settlement concerning allowable tax credits on the Company’s fiscal year 2007 through 2009 federal income tax returns. During fiscal year 2012, the Company expects its effective income tax rate to be approximately 35%.

In April 2011, the Company entered into a new, senior $400 million unsecured revolving credit facility. This agreement replaces the previous $250 million unsecured revolving credit facility. In addition, based on a detailed review of the Company’s outlook, the Board of Directors approved a $0.075 per share quarterly cash dividend at its April 2011 meeting.

Storch concluded, “We enter the new fiscal year with momentum, bolstered by recently announced contract wins, including the multi-year distribution agreement with Unison and a new contract for additional fixed-wing aircraft in support of USTRANSCOM. We continue to see positive trends in the commercial air transportation markets and although we are expecting cuts in the U.S. Department of Defense budgets, we believe the products and services we supply will be less susceptible to budget reductions.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government and defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on July 7, 2011. The conference call can be accessed by calling 866-206-6900 from inside the U.S. or 703-639-1110 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1539530) from 11:30 a.m. CDT on July 7, 2011 until 11:59 p.m. CDT on July 14, 2011.

Named One of the Most Trustworthy Companies by Forbes.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2010 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2011	2010	2011	2010
Sales	$479,836	$364,809	$1,775,782	$1,316,416
Cost and expenses:
Cost of sales	392,873	298,064	1,467,367	1,076,066
Cost of sales - impairment	5,355	—	5,355	—
Selling, general and administrative	48,956	41,572	173,599	146,693

Gain on sale of product line	5,922	—	5,922	—
Earnings (loss) from aircraft joint ventures	731	(38)	3,344	112

Operating income	39,305	25,135	138,727	93,769

Gain (loss) on extinguishment of debt	—	(20)	97	893

Interest expense	8,063	7,290	30,670	26,831
Interest income	51	193	349	945
Gain (loss) on sale of investments	—	726	—	(1,150)

Income from continuing operations before income taxes	31,293	18,744	108,503	67,626
Income tax expense	8,595	6,830	35,364	22,190
Income from continuing operations	22,698	11,914	73,139	45,436

Discontinued operations, net of tax	(1,278)	(848)	(3,313)	(2,234)
Net income attributable to AAR and noncontrolling interest	21,420	11,066	69,826	43,202
Loss attributable to noncontrolling interest	—	134	—	1,426
Net income attributable to AAR	$21,420	$11,200	$69,826	$44,628
Earnings per share - Basic:
Earnings from continuing operations	$0.57	$0.31	$1.85	$1.20
Loss from discontinued operations	(0.03)	(0.02)	(0.09)	(0.06)
Earnings per share — Basic	$0.54	$0.29	$1.76	$1.14

Earnings per share — Diluted:
Earnings from continuing operations	$0.55	$0.31	$1.81	$1.21
Loss from discontinued operations	(0.03)	(0.02)	(0.08)	(0.05)
Earnings per share — Diluted	$0.52	$0.29	$1.73	$1.16

Share Data:

Average shares outstanding — Basic	38,401	38,268	38,355	38,182
Average shares outstanding — Diluted	43,768	43,278	43,593	43,091

Consolidated Balance Sheet Highlights (In thousands except per share data)	May 31, 2011	May 31, 2010
Cash and cash equivalents	$57,433	$79,370
Current assets	913,985	846,331
Current liabilities (excluding debt accounts)	301,935	223,856
Net property, plant and equipment	324,377	219,646
Total assets	1,703,727	1,500,181
Total recourse debt	427,365	419,732
Total non-recourse obligations	16,512	17,292
Stockholders’ equity	835,289	746,350
Book value per share	$21.00	$18.90
Shares outstanding	39,781	39,484

Sales By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2011	2010	2011	2010
Aviation Supply Chain	$111,226	$95,740	$435,778	$370,220
Government and Defense Services	160,278	80,510	571,343	194,944
Maintenance, Repair & Overhaul	109,774	79,669	393,671	301,348
Structures and Systems	98,558	108,890	374,990	449,904
	$479,836	$364,809	$1,775,782	$1,316,416

Gross Profit by Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2011	2010	2011	2010
Aviation Supply Chain	$13,893	$17,134	$72,251	$67,321
Government and Defense Services	32,722	16,944	105,538	42,304
Maintenance, Repair & Overhaul	16,337	10,607	55,871	38,206
Structures and Systems	18,656	22,060	69,400	92,519
	$81,608	$66,745	$303,060	$240,350

Diluted Earnings Per Share Calculation	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2011	2010	2011	2010
Income from continuing operations attributable to AAR	$22,698	$12,048	$73,139	$46,862
Add: After-tax interest on convertible debt	1,437	1,349	5,615	5,274
Net income for diluted EPS calculation	$24,135	$13,397	$78,754	$52,136

Diluted shares outstanding	43,768	43,278	43,593	43,091

Diluted earnings per share from continuing operations	$0.55	$0.31	$1.81	$1.21

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliations of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the adjusted gross margin percentage for the three-month period ended May 31, 2011 is an important ratio to use for comparison purposes to the current year’s gross profit margin.

Consolidated (In thousands)	Three Months Ended May 31, 2011
Sales	$479,836

Gross profit as reported	$81,608
Impairment charge	5,355
Gross profit adjusted for impairment charge	$86,963

Gross profit margin as reported	17.0%

Gross profit margin adjusted for impairment charge	18.1%